SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

  Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

         Date of Report (Date of earliest event reported): December 30, 2005

                          RIVIERA HOLDINGS CORPORATION
             (exact name of registrant as specified in its charter)

    Nevada                          000-21430                 88-0296885
(State or other jurisdiction       (Commission               (IRS Employer
 of Incorporation)                  File Number)           Identification No.)


2901 Las Vegas Boulevard
Las Vegas, Nevada                                                 89109
(Address of principal offices)                                  (Zip code)

Registrant's telephone number,                               (702) 794-9527
    including area code

                                 Not applicable
                    ---------------------------------------
           (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

{} Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425) {} Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
240.14a-12)
{} Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)) {} Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
Act (17 CFR 240.13e-4(c))


Section 1.Registrant's Business and Operations
Item 1.01. Entry into a Material Definitive Agreement.

On December 30, 2005, the Board of Directors of Riviera Holdings Corporation (the "Company") adopted resolutions that accelerated the vesting and exercisability of outstanding common stock options previously awarded to directors Vincent DiVito, Paul Harvey, and Jeffrey Silver under the 1996 Nonqualified Stock Option Plan for Non-Employee Directors. Options granted in 2001 through 2003 to purchase 21,600 shares at an average exercise price of $2.15 are subject to this acceleration. As a condition of the acceleration and to prevent unintended personal benefit, on December 30, 2005, directors Vincent DiVito, Paul Harvey, and Jeffrey Silver have entered into agreements with the Company to refrain from exercising the accelerated options until the earliest date or dates on which they could have exercised such options prior to giving effect to the acceleration. Copies of the agreements are included in
Exhibit 10.1 hereto.

As a result of the acceleration, the Company expects to take a non-cash charge of approximately $60,000 in the fourth quarter of 2005 based on the closing price of the Company's stock on December 29, 2005. Due to the minimal effect on net earnings, it is not anticipated that the charge will affect the earnings per share calculation for the quarter or the year.
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Section 9 - Financial Statements and Exhibits Item 9.01 Financial Statements and
Exhibits.

(a) Not applicable.
(b) Not applicable.
(c) Not applicable.
(d) Exhibits:



Exhibit 10.1 - Acceleration of Stock Options and Option Restriction Agreements.












SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2006                        RIVIERA HOLDINGS CORPORATION


                                                By: /s/ Duane Krohn
                                                Treasurer and CFO












































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